Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTRACT:
Steven M. Goldschein
Chief Financial Officer
516/608/7000

SYSTEMAX ANNOUNCES COST REDUCTION AND SECOND QUARTER CHARGE

PORT WASHINGTON, NY, July 2, 2002 – Systemax Inc. (NYSE – SYX) today announced an initiative to reduce costs and improve efficiency by combining two facilities in Port Washington, New York, resulting in the net elimination of approximately 50 positions. In addition, the Company announced the discontinuance of the development of a new customer order management software system that was being written for the internal use of certain of the Company’s domestic subsidiaries. In connection with these decisions, Systemax will report pre-tax charge of approximately $13.5 million in the quarter ended June 30, 2002. The Company has determined that the software is unusable and has filed a complaint in federal court seeking restitution of all payments made to the software developers.

The charge has caused an event of default under the terms of the Company’s revolving credit agreement. Systemax currently anticipates receiving a waiver of the default from its lenders. There are currently no borrowings outstanding under the credit agreement.

Richard Leeds, Chairman and Chief Executive Officer, said that the Company remains focused on adjusting its expenses to current business conditions and improving operating efficiency. “The beneficial impact of these actions will commence in the third quarter of this year”, he commented.

Systemax (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs, and relationship marketing to sell brand name and private label PC hardware, related computer products, and industrial products, to businesses in North America and Europe. Systemax is a Fortune 1000 company.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.